Exhibit 1

TSX: CCO
NYSE: CCJ
currency: Cdn (unless noted)
website: cameco.com

2121 — 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada
Tel: (306) 956-6200 Fax: (306) 956-6201
Cameco Updates Progress at Cigar Lake
Saskatoon, Saskatchewan, Canada, October 23, 2009 . . . . . . . . . . .
Cameco Corporation (TSX: CCO; NYSE: CCJ) announced today that dewatering of the underground development of the Cigar Lake project has resumed.
The inflow on the 420 metre level that forced suspension of dewatering on August 12, 2008 has been remediated by remotely placing an inflatable seal between the shaft and the source of the inflow and subsequently backfilling and sealing the entire development behind the seal with concrete and grout. The 420 level is not part of future mine plans.
It is currently expected to take six to 12 months to dewater and secure the mine depending on what conditions are found in the shaft and the underground workings.
Cameco’s plans to dewater, re-enter and safely inspect and secure the mine were developed in consultation with Canadian Nuclear Safety Commission (CNSC) staff and the Saskatchewan ministries of Environment and Advanced Education, Employment and Labour.
Cameco currently has approval from CNSC to dewater and secure the underground development. Cameco has applied to the CNSC for a licence amendment to allow completion of remediation and mine construction. A hearing is scheduled for November 6, 2009.
Cameco will provide an estimated production start date after the water has been pumped out of the mine, the condition of the underground development has been assessed, and the findings incorporated in the new mine development and production plans.
Cameco owns 50% and is operator of the Cigar Lake project located in northern Saskatchewan.
Caution Regarding Forward-looking Information and Statements
The above statements regarding our plans and expectations for dewatering and securing the Cigar Lake mine are forward-looking information and are based upon a number of key assumptions and subject to a number of factors that could cause results to differ materially, which, in addition to others disclosed in our most recent Annual Information Form, include the assumptions that: there are no material delays or disruptions to our plans due to natural phenomena or equipment failure; another water inflow does not occur; there is no failure of the seal for the October 2006 water inflow or for the August 2008 water inflow; there are no labour disputes, or delays in obtaining or failure to obtain the required contractors, equipment, operating parts and supplies, or regulatory permits and approvals; there are no unexpected geological, hydrological or underground conditions; and the risk that any of these assumptions proves incorrect.

If actual results differ materially from the assumptions set out above or if any of the material factors above occur, the time to dewater and secure the Cigar Lake mine may differ materially from the expected six to 12 months stated above.
Although Cameco believes the assumptions inherent in these forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of the date of this news release. Cameco disclaims any intention or obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by law.
Qualified Person
The above scientific and technical information for Cigar Lake was prepared under the supervision of Grant Goddard, a professional engineer employed by Cameco as general manager, Cigar Lake project and a qualified person for the purpose of National Instrument 43-101.
Profile
Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.
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Investor inquiries:	Bob Lillie	(306) 956-6639

Media inquiries:	Lyle Krahn	(306) 956-6316

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